Exhibit 99.1

Unaudited Selected Financial Data for PMI Mortgage Insurance Co. and Subsidiaries

The following table represents selected financial data from the consolidated financial statements of PMI Mortgage Insurance Co. (“PMI”) and subsidiaries. PMI is an Arizona corporation with administrative offices in Walnut Creek, California. PMI is a monoline mortgage guaranty insurance company founded in 1972 and currently provides primary mortgage guaranty insurance on residential mortgage loans. PMI is a wholly owned subsidiary of The PMI Group, Inc. (“TPG”), a publicly traded company (NYSE: PMI). PMI is licensed in 50 states, the District of Columbia, Guam, Puerto Rico and the Virgin Islands to offer mortgage guaranty insurance and is approved as a private mortgage insurer by Freddie Mac and Fannie Mae.

The accompanying financial data includes the accounts of PMI and its indirect and wholly owned subsidiaries including: PMI Mortgage Insurance Ltd and PMI Indemnity Limited, Australian mortgage insurance companies, and their holding company, PMI Mortgage Insurance Australia (Holdings) Pty Limited; PMI Mortgage Insurance Company Limited, an Irish mortgage insurance and credit enhancement company, and its holding company TPG Reinsurance Company Limited; PMI Mortgage Services Co., a California corporation that provides underwriting services; and PMI Plaza, LLC, a Delaware limited liability company formed exclusively to hold title to and manage PMI Plaza, TPG’s headquarters in Walnut Creek, California. All material intercompany transactions and balances have been eliminated in the selected financial data and the consolidated financial statements.

PMI also has equity ownership interests in CMG Mortgage Insurance Company, a Wisconsin-domiciled mortgage guaranty insurer for loans originated by credit unions as well as CMG Reinsurance Company, a Wisconsin-domiciled mortgage guaranty reinsurer, and CMG Mortgage Assurance Company, a Wisconsin corporation, that provides mortgage guaranty insurance on second mortgages written by credit unions (collectively, “CMG”).

In 2002 and prior years, PMI had equity ownership interests in Truman Capital Founders, LLC (“Truman”) and SPS Holding Corp. (“SPS”), whose subsidiary, Select Portfolio Servicing, Inc. (“Select Portfolio Servicing”), is a servicer of single-family residential mortgages. Prior to June 30, 2004, SPS was known as Fairbanks Capital Holding Corp. and Select Portfolio Servicing was known as Fairbanks Capital Corp. In 2002, PMI dividended its equity interests in Truman and SPS to TPG.

	As of and for the Years Ended December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands)
	(Unaudited)
Statement of Operations Data:
Revenues
Net premiums written	$753,704	$689,116	$809,075	$621,705	$495,555

Premiums earned	$725,718	$689,206	$625,209	$610,746	$502,379
Net investment income	146,184	136,524	123,072	91,980	80,877
Equity in earnings from unconsolidated subsidiaries	18,133	15,297	10,594	21,532	15,166
Net realized investment gains (losses)	2,463	3,575	2,208	1,306	(5,404)
Other income	22,530	33,473	40,333	39,126	29,170

Total revenues	915,028	878,075	801,416	764,690	622,188

Losses and Expenses
Losses and loss adjustment expenses	231,081	206,520	176,922	140,886	91,857
Amortization of deferred policy acquisition costs	74,387	85,216	89,327	83,416	81,782
Other underwriting and operating expenses	168,999	160,598	141,633	116,671	91,726
Lease abandonment and relocation costs (1)	—	—	—	9,280	—
Litigation settlement (refund) charge (2)	—	(2,574)	—	12,222	—
Interest expense	13	136	172	168	45

Total losses and expenses	474,480	449,896	408,054	362,643	265,410

Income before income taxes and cumulative effect of a change in accounting principle	440,548	428,179	393,362	402,047	356,778
Income taxes	120,591	119,518	113,782	118,619	108,996

Income before cumulative effect of a change in accounting principle	319,957	308,661	279,580	283,428	247,782
Cumulative effect of a change in accounting principle (3)	—	—	—	7,172	—

Net income	$319,957	$308,661	$279,580	$290,600	$247,782

Balance Sheet Data:
Total assets	$3,570,366	$3,554,557	$3,307,814	$2,723,204	$1,951,079
Reserve for losses and loss adjustment expenses	$368,742	$364,733	$347,420	$333,229	$289,148
Shareholder’s equity	$2,349,779	$2,388,713	$2,189,821	$1,887,257	$1,370,736

(1)	In December 2000, PMI executed a purchase agreement for a seven-story commercial building to serve as its new executive offices. The total purchase price was $74.0 million in cash. In connection with the relocation of its corporate headquarters in August 2002, PMI recognized a $12.2 million pre-tax charge related to lease abandonment and relocation costs in the second quarter of 2002. The charge consisted of $8.3 million for the estimated loss on the abandonment of lease obligations, $1.7 million for the write-off of abandoned fixed assets, and $2.2 million for other relocation and employee retention expenses.

(2)	On December 15, 2000, PMI announced that it entered into an agreement with the plaintiffs to settle the putative class action litigation Baynham et al. v. PMI Mortgage Insurance Company. To account for the settlement, PMI took a pre-tax charge of $5.7 million in the fourth quarter of 2000, a $1.5 million pre-tax charge in the third quarter of 2001, and an additional pre-tax charge of $12.2 million due to an adverse ruling in December 2002 from PMI’s litigation against its insurance carriers for coverage of costs and expenses incurred in the Baynham litigation and settlement. PMI received a $2.6 million pre-tax settlement refund in 2004.

(3)	Effective January 1, 2002, PMI adopted SFAS No. 141, Business Combinations (“SFAS No. 141”), and SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). Under SFAS No. 142, any unamortized negative goodwill related to an excess of fair value over cost arising from business combinations completed before July 1, 2001 must be written off and recognized as a cumulative effect of a change in accounting principle upon the adoption of SFAS No. 142. Accordingly, PMI realized a $7.2 million gain for the remaining balance of negative goodwill in the first quarter of 2002, which was originally recorded in connection with the acquisition of PMI Mortgage Insurance Ltd in 1999.